Exhibit 99

FOR IMMEDIATE RELEASE

General Mills Advances Accelerate Strategy with Acquisition of Whitebridge Pet Brands’ North American Premium Cat Feeding and Pet Treating Business

Acquisition complements General Mills’ position in fast-growing U.S. pet food category

MINNEAPOLIS (Nov. 14, 2024) — General Mills, Inc. (NYSE: GIS) today announced it has entered into a definitive agreement to acquire Whitebridge Pet Brands’ North American premium Cat feeding and Pet treating business from NXMH in a transaction valued at $1.45 billion. The business, which includes the Tiki Pets and Cloud Star portfolio of brands, is a growth leader in the Cat feeding and Pet treating segments, which collectively make up $24 billion in retail sales within the broader $52 billion U.S. pet food category. With this transaction, General Mills further advances its Accelerate strategy, with a focus on its core markets, global platforms and local gem brands to drive sustainable, profitable growth and top-tier shareholder returns over the long term.

“Acquiring the Tiki Pets and Cloud Star portfolio strengthens our commitment in the Pet space,” said Jon Nudi, group president, North America Pet, International, and North America Foodservice, General Mills. “These brands complement our Blue Buffalo portfolio and will help us incrementally grow in Cat feeding and Treats. We’re excited to welcome the North American Whitebridge team to General Mills and to provide pet parents with an expanding portfolio of brands to feed and treat their pets like family.”

The transaction marks the fifth acquisition General Mills has announced or completed in the Pet category:

•	Blue Buffalo (2018)

•	Nudges, Top Chews, and True Chews (2021)

•	Fera Pets (2023)

•	Edgard & Cooper (2024)

•	Whitebridge Pet Brands—North America (anticipated Q3 F25)

The North American Whitebridge Pet Brands business generated approximately $325 million in U.S. Nielsen-measured retail sales in the past twelve months, predominantly in the pet specialty and E-commerce channels. As part of the transaction, General Mills will assume operations of two manufacturing facilities in Joplin, Missouri. NXMH will retain Whitebridge Pet Brands’ European business and brands.

Source: NIQ Pet Plus Retail, 52 Weeks Ending 10/05/2024

General Mills intends to fund the acquisition with cash on hand and new debt. The transaction is anticipated to close in the third quarter of fiscal 2025, subject to regulatory approval and other customary closing conditions.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to General Mills.

Houlihan Lokey is serving as exclusive financial advisor, and Willkie Farr & Gallagher LLP is serving as legal counsel to NXMH.

About General Mills

General Mills makes food the world loves. The company is guided by its Accelerate strategy to boldly build its brands, relentlessly innovate, unleash its scale and stand for good. Its portfolio of beloved brands includes household names like Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Yoplait, Totino’s, Annie’s, Wanchai Ferry, Yoki and more. General Mills generated fiscal 2024 net sales of U.S. $20 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1 billion. For more information, visit www.generalmills.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements regarding the proposed transactions and the timing and impact of such transactions, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future results could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.